Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on FormS-3 of Evolution Petroleum Corporation, of our report dated September 14, 2021, relating to the consolidated financial statements of Evolution Petroleum Corporation (the “Company”), appearing in the Annual Report on Form10-K of the Company for the year ended June 30, 2021, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Houston, Texas

June 3, 2022